Exhibit 99.1

FOR IMMEDIATE  RELEASE

November 7, 2007

Contact:  Laura McAllister Cox

609.348.5755

On November 7, 2007, Gerard P. Charlier, President and Chief Executive Officer, issued the following statement on behalf of Gaming Partners International Corporation:

“GPI has manufactured gaming chips for use in casinos and card rooms for 85 years and has always operated in a responsible manner and we respectfully object to any implication or statement that our gaming chips may pose any health risk when used in their intended manner. As a matter of fact, we are not aware of a single reported case of lead poisoning resulting from the use of a gaming chip.

Although testing has proven the presence of lead in the chips, the mere presence of lead is not sufficient to conclude that there is a health risk. In fact, independent testing has also demonstrated that the simple handling of these chips would not produce any risk of health concerns to the consumer nor to the environment. The results that ABC15 has advertised in its promotion of the broadcast came from a laboratory destruction of the chip and not the intended consumer use.

During the past decade, we have reformulated the composition of materials to reduce lead levels in our chips. Our latest chips have only trace amounts of lead well below even the strictest applicable safety standards.”